Exhibit 16.1

303 Peachtree Street, N.E.	Telephone	404 222 3000
Suite 2000	Fax	404 222 3050
Atlanta, GA 30308
June 23, 2008

Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Cumulus Media, Inc. and, under the date of March 17, 2008, we reported on the consolidated financial statements of Cumulus Media, Inc. as of and for the years ended December 31, 2007 and 2006 and the effectiveness of internal control over financial reporting as of December 31, 2007. On June 17, 2008, we were dismissed. We have read Cumulus Media, Inc.’s statements included under Item 4.01 of its Form 8-K dated June 23, 2008, and we agree with such statements, except that 1) we are not in a position to agree or disagree with Cumulus Media, Inc.’s process or involvement of the audit committee or their proposal and review process and 2) we are not in a position to agree or disagree with Cumulus Media, Inc.’s statement that the Company did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.
Very truly yours,
KPMG LLP, a U.S. limited liability partnership, is the U.S.
Member firm of KPMG International, a Swiss cooperative.